Exhibit 99.1
                                                                    ------------
AB


                                                                    NEWS RELEASE

For release:  Immediate
Contact: James M. DeAngelis - (212) 308-5800




Commodore Applied Technologies, Inc.

         o CAST Core Hole 8 Project in Oak Ridge, TN Field Work Initiated


NEW YORK,  NY - July 10, 2006 - Commodore  Applied  Technologies,  Inc.  (OTCBB:
CXIA), today announced that the Company's wholly owned subsidiary, Commodore Advanced Sciences, Inc., has initiated the characterization field work phase of the Tank TW1A Project, also known as the Core Hole 8 project in Oak Ridge, TN.

The Core Hole 8 project is a sub-surface sampling project involving the sampling of soils surrounding an old leaking radioactive waste storage tank (TW1A), and its concrete cradle, that are highly radioactive (Core Hole 8 plume source). This "hot zone" is located at Oak Ridge National Laboratory (ORNL). ORNL, formerly known as X-10, is the site of the graphite reactor, the nations oldest, which transformed uranium 238 into plutonium 239. The X-10 facilities also chemically separated the plutonium from the uranium for the Manhattan Project during World War II.

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                                                                     Core Hole 8
                                                                   July 10, 2006
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Remediation and removal  efforts in 1998 on TW1A and the surrounding  soils were initiated, but were later abandoned, after the discovery of the high levels of radioactivity. Recent efforts by the Commodore Advanced Sciences Team (CAST), supervised by the US Department of Energy, the Defense Nuclear Facilities Safety Board, and Bechtel Jacobs Co. LLC, will characterize the soil in and around the site, three dimensionally, in order to characterize the soil to determine disposal options and prepare for the eventual removal of all of the remaining contaminated soils (about 200 cubic yards).

"We are proud of being selected as the team to perform this important, high profile project in Oak Ridge, TN. Our team's superlative safety record, and sampling and analysis capabilities uniquely qualify us for this project at the X-10 facility", stated EDAM Program Manager and CASI Vice President, Mr. Walter Foutz.

The CAST team will utilize a Geoprobe 6600, utilizing direct push technology, to obtain a variety of soil core samples. The portion of core samples that will be sent offsite for laboratory analysis s determined by "in the field" gamma spectroscopy measurements by the CAST team. Once the core samples are selected, they will be transported to an offsite commercial laboratory for radiochemical analysis.

Mr. Foutz further stated: "We have worked closely with all parties concerned to provide a high quality sampling plan while operating under the highest levels of safety for the public and the workers involved in the Core Hole 8 project."

                                     -more-
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                                                                     Core Hole 8
                                                                   July 10, 2006
                                                                          Page 3

Mr. Foutz continued: "Initiating the field work phase of the Core Hole 8 project on June 12, 2006 was a significant milestone for our client, Bechtel Jacobs Company, and the CAST, for a task that is technically challenging and involves precise teamwork by a diverse organization."

The completion of the CAST sampling and analysis efforts on the Core Hole 8 project is slated for late July or early August 2006 under the Environmental Data Acquisition and Management (EDAM) contract. The overall value of this Core Hole 8 Plume project work order is estimated at $800,000. CASI is the leading small business member of the Commodore Advanced Sciences Team (CAST) team, which also includes team members Science Applications International, Inc. (SAIC), and RCS Corporation (RCS), was awarded the multi-year EDAM contract in September 2004.

Commodore Applied Technologies, Inc. is a diverse technical solutions company focused on high-end environmental markets. The Commodore family of companies includes subsidiaries Commodore Solution Technologies and Commodore Advanced Sciences. The Commodore companies provide technical services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at www.commodore.com.

                                     - more-


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                                                                     Core Hole 8
                                                                   July 10, 2006
                                                                          Page 4


This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The factors that may cause Commodore's actual results to differ from its forward-looking statements include: Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore's ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

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